Exhibit 99.2

PRESS RELEASE

For information contact:

Jim Storey

Vice President, Investor Relations

704.816.5958

jim_storey@premierinc.com

Premier, Inc. to Participate in 25th Annual Piper Jaffray Healthcare Conference

CHARLOTTE, NC, November 25, 2013 — Premier, Inc. (NASDAQ: PINC), a leading healthcare improvement company, today announced that it will participate in the 25th Annual Piper Jaffray Healthcare Conference on December 3, 2013, at the New York Palace Hotel in New York.

Premier President and CEO Susan DeVore and Chief Financial Officer Craig McKasson are scheduled to participate at noon ET. The discussion will be webcast live through the investor relations page on Premier’s website at http://investors.premierinc.com. A webcast replay will be available on the company’s website approximately two hours after the discussion and archived for 90 days. Investor materials associated with the conference will be available on or about December 3, 2013, on the investor relations page of Premier’s website.

Premier Senior Vice President of Healthcare Informatics Keith J. Figlioli is also scheduled to participate in an industry panel discussion on “big data” at the conference. The panel discussion is scheduled for 3 p.m. ET.

About Premier, Inc.

Premier, Inc. (NASDAQ:PINC) is a leading healthcare improvement company, uniting an alliance of more than 2,900 U.S. hospitals and nearly 100,000 other providers to transform healthcare. With integrated data and analytics, collaboratives, supply chain solutions, and advisory and other services, Premier enables better care and outcomes at a lower cost. Premier, a Malcolm Baldrige National Quality Award recipient, plays a critical role in the rapidly evolving healthcare industry, collaborating with members to co-develop long-term innovations that reinvent and improve the way care is delivered to patients nationwide. Headquartered in Charlotte, N.C., Premier is passionate about transforming American healthcare. Please visit Premier’s news and investor sites on https://www.premierinc.com; as well as Twitter, Facebook, LinkedIn, YouTube, Instagram, Foursquare and Premier’s blog for more information about the company.

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